Exhibit 10.1

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Associations
Memorandum of Agreement for sale and
Dated: 10 November 2004	purchase of ships. Adopted by The Baltic
and International Maritime Council
(BIMCO) in 1956.
Code-name
SALEFORM 1987
Revised 1966, 1983 and 1986.

VALLE SHIPPING COMPANY LIMITED of Valletta, Malta hereinafter called the Sellers, have today sold, and

IGUANA SHIPPING COMPANY LIMITED of Valletta, Malta hereinafter called the Buyer, have today bought m/v IGUNA

Classification: Nippon Kaiji Kyokai, Bulk Carrier, strenghened for heavy cargoes holds no. 2,4,6 maybe empty (ESP) MNS

Built: 1996	by: Sanoyasu Hishino Meisho Corporation, Japan
Flag: Malta	Place of Registration: Singapore
Call sign: 9VKH5	Register tonnage: Grt 36,559 / Nrt 23,279
~~Register number:~~ Class No. 961056, IMO No. 9123647
on the following conditions:

1.                                      Price

Price: USD 33,500,000 (Thirty Three Million Five Hundred Thousand)

2.                                      Deposit

~~As a security for the correct fulfilment of this contract, the Buyers shall pay a deposit of 10% ten per cent                     of the Purchase Money within                                           banking days from the date of the agreement.  This amount shall be deposited with~~

~~and held by them in a joint account for the Sellers and the Buyers.   Interest, if any, to be credited the Buyers.  Any fee charged for holding said deposit shall be borne equally be the Sellers and the Buyers.~~

3.                                      Payment

The said Purchase Money shall be paid free of bank charges to Seller Bank which will be received for and in favour of and on behalf of the Sellers, as per Sellers written instructions.

on deliver of the vessel, but not later than three banking days after the vessel is ready for delivery and written or telexed notice thereof has been given to the Buyers by the Sellers.

4.                                      Inspections

~~The Buyers shall have the right to inspect the vessel’s classification records and declare whether same are accepted or not within~~

~~The Seller shall provide for inspection of the vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the vessel.  Should the Buyers cause such delay, they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the vessel afloat without opening up and without cost to the Sellers.  During the inspection, the vessel’s log books for engine and dock shall be made available for the Buyers’ examination.  If the vessel is accepted after such afleat inspection, the purchase shall become definite     except for other possible subjects in this contract         provided the Sellers receive written or telexed notice from the Buyers within 48 hours after completion of such afloat inspections.  Should notice of acceptance of the vessel’s classification records and of the vessel not be received by the Sellers as aforesaid, the deposit shall immediately be released, whereafter this contract shall be considered null and void.~~

5.                                      Place and time of delivery

The vessel shall be delivered to the Buyers at a place to be mutually agreed between parties and taken over ~~at/in~~ on the date of closing.

Expected time of delivery and closing : within December 15th, 2004 and February 28th, 2005 in Seller’s option.

Date of cancelling (see clause 14); February 28th, 2005 in Buyer’s option.

The Sellers shall keep the Buyers well posted about the vessel’s itinerary and estimated time, and

Copyright: Norwegian Shipbrokers’ Association. Oslo, Norway.

~~place of drydocking,~~ shall give Buyers 7/5 approximate days notice and 1 day definite notice of delivery.

Should the vessel become a total or constructive total loss before delivery ~~the deposit shall immediately be released to the Buyers and~~ the contract thereafter shall be considered null and void.

6.                                      Drydocking

~~In connection with the deliver the Sellers shall place the vessel in drydock at the port of delivery for inspection by the Classification Society of the bottom and other underwater parts below the Summer Load Line.  If the rudder, propeller, bottom or other underwater parts below the Summer Load Line be found broken, damaged or defective, so as to affect the vessel’s clean certificate of class, such defects shall be made good at the Sellers’ expense to 1)~~

~~satisfaction without qualification on such underwater parts. 2)~~

~~Whilst the vessel is in drydock, and if required by the Buyers or the representative of the Classification Society, the Sellers shall arrange to have the tail and shaft drawn. Should same be condemned or found defective so as to affect the vessel’s clean certificate to class, it shall be renewed or made good at the Sellers’ expense to the Classification Society’s satisfaction without qualification.~~

~~The expenses of drawing and replacing the tail and shaft shall be borne by the Buyers unless the Classification Society requires the tail and shaft to be drawn (whether damaged or not), renewed or made good in which event the Sellers shall pay these expenses.~~

~~The expenses in connection with putting the vessel in and taking her out of drydock, including drydock dues and the Classification Surveyor’s fees shall be paid by the Sellers if the rudder, propeller, bottom, other underwater parts below the Summer Loan Line or the tail and shaft be found broken, damaged or defective as aforesaid, or if the Classification Society requires the tail end shaft to be drawn (whether damaged or not).  In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~During the above mentioned inspections by the Classification Society the Buyers’ representative shall have the right to be present in the drydock but without interfering with the Classification.  Surveyors’ decisions.~~

~~The Sellers shall bring the vessel to be drydock and from the drydock to the place of delivery at their own expense.~~

7.                                      Spares/bunkers etc.

The Sellers shall deliver the vessel to the Buyers with everything belonging to her on board and on shore.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s), if any, belonging to the vessel at the time of inspection, used or unused, whether on board or not shall become the Buyer’s property, ~~but spares on order to be excluded.~~  Forwarding charges, if any, shall be for the Buyer’s account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s) which are taken out of spare and used as replacement prior to delivery, but the replace items shall be the property of the Buyers.  The radio installation and navigational equipment shall be included in the sale without extra payment, ~~if same is the property of the Sellers.~~

The Sellers have the right to take ashore crockery, plate, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessels, shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including slop chest to be excluded from the sale, as well as the following additional items: There are no excluded items form the sale.

The Buyers shall take over remaining bunkers, unused lubricating oils and unused stores and provisions and pay the current market price at the port and date of delivery of the vessel.

Payment under this clause shall be made at the same time and place and in the same currency as the Purchase Money.

8.                                      Documentation

In exchange for payment of the Purchase Money the Sellers shall furnish the Buyers with legal Bill of Sale of the said vessel free from all encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised by the Maltese Authorities                          ~~consul~~ together with a certificate stating that the vessel is free from registered encumbrances.  ~~On delivery of the vessel the Sellers shall provide for the deletion of the vessel from the Registry of Vessels and deliver a certificate of deletion to the Buyers.  The deposit shall be~~ On delivery date the full purchase price plus extras, if any, shall be placed at the disposal of the Sellers ~~as well as~~

~~the balance of the Purchase Money, which shall be paid as agreed, together with payment for items mentioned in clause 7 above.~~

The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates as well as all plans etc. which are onboard the vessel.  Other technical documentation which may be in the Sellers’ possession shall promptly upon the Buyers’ instructions be forwarded to the Buyers.  The Sellers may keep the log books, but the Buyers to have the right to take copies of same.

9.                                      Encumbrances

The Sellers warrant that the vessel, at the time of delivery, is free from all encumbrances and maritime liens or any other debts whatsoever.  Should any claims which have been incurred prior to the time of delivery be made against the vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims.

10.                               Taxes etc.

Any taxes, fees and expenses connected with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges connected with the closing of the Seller’s register shall be for the Sellers’ account.

11.                               Condition on delivery

The vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the conditions of this contract, she shall be delivered and taken over as she is at the time of inspection, fair wear and tear excepted.

However, the vessel shall be delivered with present class free of outstanding recommendations and with class as on board at time of delivery.  The Sellers shall notify the Classification Society of any matters coming to their knowledge prior to delivery which upon being reported to the Classification Society would lead to the withdrawal of the vessel’s class or to the imposition of a recommendation relating to her class.

12.                               Name/markings

~~Upon delivery the Buyers undertake to change the name of the vessel and alter funnel markings.~~

13.                               Buyers’ default

Should the deposit, if applicable, not be paid as aforesaid, the Sellers have the right to cancel this contract, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest at the rate of 12% per annum.

Should the Purchase Money not be paid as aforesaid, the Sellers have the right to cancel this contract, in which case the amount deposited together with interest earned, if any, shall be forfeited to the Sellers.  If the deposit does not cover the Sellers’ losses, they shall be entitled to claim further compensation for their losses and for all expenses together with interest at the rate of 12% per annum.

14.                               Sellers’ default

If the Sellers fail to execute a legal transfer or to deliver the vessel with everything belonging to her in the manner and within the time specified in line 38, the Buyers shall have the right to cancel this contract in which case the deposit, if applicable, in full shall be returned to the Buyers together with interest at the rate of 12% per annum.  The Sellers shall make due compensation for the losses caused to the Buyers by failure to execute a legal transfer or to deliver the vessel in the manner and within the time specified in line 38, if such are due to the proven negligence of the Sellers.

15.                               Arbitration

If any dispute should arise in connection with the interpretation and fulfilment of this contract, same shall be decided by arbitration in the city of 3) London and shall be referred to a single Arbitrator to be appointed by the parties hereto.  If the parties cannot agree upon the appointment of the single Arbitrator, the dispute shall be settled by three Arbitrators, each party appointing one Arbitrator, the third being appointed by 4) the London Maritime Arbitrators Association.

If either of the appointed Arbitrators refuses or is incapable of acting, the party who appointed him, shall appoint a new Arbitrator in his place.

If one of the parties fails to appoint Arbitrator — either originally or by way of substitution — for two weeks after the other party having appointed his Arbitrator has sent the party making default notice by mail, cable or telex to make the appointment, the party appointing the third Arbitrator shall, after application from the party having appointed his Arbitrator, also appoint an Arbitrator on behalf of the party making default.

The award rendered by the Arbitration Court shall be final and binding upon the parties and may if necessary be enforced by the Court or any other competent authority in the same manner as a judgement in the Court of Justice.

This contract shall be subject to the law of the country agreed as place of arbitration.

FOR THE SELLERS	FOR THE BUYERS
VALLE SHIPPING COMPANY LIMITED	IGUANA SHIPPING COMPANY LIMITED

/s/ Ioannis Papathanasiou	/s/ Christopher J. Thomas
BY: IOANNIS PAPATHANASIOU	BY: CHRISTOPHER J. THOMAS
TITLE: Attorney-In-Fact	TITLE: Attorney-In-Fact

Additional Clauses to the Memorandum of Agreement
m/v “IGUANA”

Clause 16

Should Buyers fail to price the Dryships IPO by February 28th 2005, then this M.O.A. to be considered null and void. In such case Buyers to have no obligation to purchase the vessel.

Should the IPO be priced then Buyers to have the obligation to buy the vessel.

Buyers have also the option to buy the vessel even if the IPO is not priced within five (5) calendar days after failure of the IPO being priced and in all events latest by 28th February 2005.

Clause 17

It has been further mutually agreed between both parties that the vessel will be delivered after the Dryships IPO prices. The vessel will be delivered charter free or with charter employment subject to Charterers’ approval which approval not to be unreasonably withheld and she will be delivered and taken over safely afloat at a safe and accessible berth or safe and accessible anchorage within the port limits of the discharge port or at sea. Notice for delivery will be given by Buyers the day they price the IPO.

Following notice by Buyers that the IPO has priced, Sellers will within three (3) business days advise Buyers of vessel’s intended place and date of delivery.

Buyers to have the option to request Sellers’ Managers (Cardiff Marine Inc.) to be obliged to continue managing the vessel.

Clause 18

In exchange for payment of the vessel’s full purchase price along with any other payments called for in accordance with the M.O.A. the Sellers shall furnish the Buyers with delivery documents which to be advised by the Buyers and to be incorporated in an Addendum to the M.O.A.

Clause 19

Any notices under this agreement will be distributed as follows :

To the Buyers :

Company to be nominated by Dryships Inc.

Tel : +30210 8090570

Fax : +30210 8090555

E-mail: managernent@drvships.gr

To the Sellers :

Valle Shipping Company Limited

c/o Cardiff Marine Inc.

Omega Building

80, Kifissias Avenue

151 25 Amaroussion – Greece

Tel : +30210 8090500

Fax : +30210 8090555

E-mail : finance@cardiff.gr

Clause 20

It has been further mutually agreed between both parties there will be no 10% deposit lodged by the Buyers and the Sellers will receive at the time of closing of title the 100% purchase price of the vessel, together with extra payment for bunkers and lube oils remaining on board at the time of delivery.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

For the Sellers	For the Buyers

/s/ Ioannis Papathanasiou	/s/ Chirstopher J. Thomas
Valle Shipping Company Limited	Iguana Shipping Company Limited
By : Ioannis Papathanasiou	By : Christopher J. Thomas
Title : Attorney-In-Fact	Title : Attorney-In-Fact